Exhibit 10.71

March 20, 2007

Clifford A. Teller
Managing Director
Director of Investment Banking
Maxim Group LLC
405 Lexington Avenue
New York, NY 10174

Re: General Financial Advisory and Investment Banking Services Agreement between Maxim Group LLC (“Maxim”) and MFIC Corporation (the “Company” or “MFIC”) dated November 17, 2004 (the “Agreement”)

Dear Cliff,

Pursuant to Maxim’s warrant to purchase 100,000 shares of the Company’s common stock that was part of the non-cash consideration paid to Maxim under the above Agreement, if a registration statement covering the sale of the shares issuable upon exercise of Maxim’s Common Stock Warrant was not declared effective on or before March 31, 2006, the Company would have been required to issue to the holder upon exercise of the Common Stock Warrant an additional warrant to purchase shares of common stock of the Company.  The Company on February 24, 2006 requested that Maxim extend the date by when the registration statement must become effective by either 30 days (until April 30, 2006) or 60 days (until May 30, 2006) depending upon whether the Securities and Exchange Commission (the “SEC”) elected to conduct a full review of the registration statement. Maxim granted such requested extension.

The SEC did not declare the SB-2 Registration effective by Notice of Effectiveness until June 5, 2006.

We have assumed that the imposition of a penalty if the Company does not meet the extended requirement for the effectiveness of the registration statement was prompted by a need to ensure that: (a) the Company would diligently take action to make the shares underlying the Maxim warrant salable, and (b) Maxim would want be able to exercise the Warrant and sell the shares if it so desired. We believe that we have exercised reasonable due diligence but find ourselves in a position where regulatory authorities did not act to issue a Notice of Effectiveness to the Company upon the filed registration statement within the period of extension granted by Maxim. We also note that the trading price of the Company’s stock during the five day period where the Company did not benefit from Maxim’s extension was well below the exercise “strike” price of the Warrant.  Given the above circumstances, we believe that Maxim would not want to penalize MFIC for the five day gap in time to get the registration statement effective, especially as it was beyond our control and did not prejudice Maxim.

If you are amenable to granting to us a waiver of Maxim’s right to receive additional warrants because of the delay in declaration of effectiveness of the SB-2 Registration until June 5, 2006, please so indicate by signing below and returning this letter.

We ask that you respond promptly as we will have to revise our Form 10-K disclosure regarding the Maxim Warrant.

Thank you for your assistance and cooperation.

Yours truly,		Maxim Group LLC

/s/ IRWIN GRUVERMAN
Irwin Gruverman	By:	/s/ CLIFFORD A. TELLER
CEO and Chairman	Title:	Director of IB
MFIC Corporation	Date:	3/28/07